SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  November 18, 1996


                           SPEEDWAY MOTORSPORTS, INC.
               (Exact name of Registrant as Specified in Charter)


Delaware                             1-13582                 51-0363307
(State or Other Jurisdiction       (Commission            (IRS Employer
of Incorporation)                  File Number)           Identification No.)


U.S. Highway 29 North, Concord, North Carolina                     28026
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (704) 455-3239



          (Former Name or Former Address, if Changed Since Last Report)




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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On November 18, 1996, Speedway Motorsports, Inc. (the "Company") acquired, through its newly-formed and wholly-owned subsidiary, SPR Acquisition Corporation, certain tangible and intangible assets, including vehicles, equipment, machinery, furnishings, leases, contract rights, accounts receivable and goodwill (the "Assets"), of Sears Point Raceway ("SPR") for $2.0 million in cash. This acquisition was pursuant to an Asset Purchase Agreement dated October 24, 1996 (the "Agreement") between the Company, as buyer, and SPR, as seller. Pursuant to the Agreement, the amount of consideration paid by the Company was determined through arms-length negotiations with the sellers on the basis of SPR as a going concern and by strategic considerations.

         Other terms of the Agreement provide for, among other things: (a) the leasing of SPR's real property for a period of fifteen years from Brenda Raceway Corporation (the operator of SPR) (the "SPR Lease"); (b) a security deposit of $3.0 million on the SPR Lease, with such amount to be credited against the price of the Option (as defined below); (c) the option to purchase such real property for $38.1 million during a six-month option period commencing after three years, subject to acceleration at the election of the seller (the "Option"); (d) a $3.5 million purchase price for the Option, with such amount to be credited against the Option's exercise price; and (e) the loan to the sellers by the Company's wholly-owned subsidiary, Sonoma Funding Corporation, of $13.45 million to pay off the seller's outstanding obligations to third parties on the real property (the "Loan"). The Loan is secured by a 30-year deed of trust on the SPR real property. Outstanding principal amounts under the Loan will be credited against the Option's exercise price when the Company exercises the Option.

         The acquisition of SPR has been financed through the Company's working capital and letter of credit facility. Such facility is evidenced by a Credit Agreement dated March 7, 1996, as amended, among the Company and Speedway Funding Corp. as borrowers, certain subsidiaries of the Company, as guarantors, NationsBank, N.A., as agent, and the Lenders named therein.

         The Assets were used in the operation of a motor speedway and the Company intends to continue the operations of SPR as an operating subsidiary of the Company. SPR is located on approximately 800 acres of land in Sonoma, California and is a 2.52-mile, twelve-turn road course and a 1/4-mile drag strip. SPR conducts an annual NASCAR Winston Cup race and an annual National Hot Rod Association race as well as a number of non-racing events such as driving schools, motion picture filming commercial shoots and automobile testing.

         For additional information concerning the transaction, reference is made to the Agreement, the SPR Lease, the documents relating to the Loan and to press releases issued as of November 13, 1996 and November 20, 1996, copies of all of which are attached as exhibits hereto.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. It is impractical to provide the required financial statements for SPR at the time of the filing of this report on Form 8-K. Such required financial statements will be filed as an amendment to this report on Form 8-K on or before February 3, 1997.

         (b) PRO FORMA FINANCIAL INFORMATION. It is impractical to provide the required PRO FORMA financial information for the Company at the time of the filing of this report on Form 8-K. Such PRO FORMA financial information will be filed as an amendment to this report on Form 8-K on or before February 3, 1997.

         (c) EXHIBITS.

   Exhibit Number                        Description

         99.1 Asset Purchase Agreement dated October 24, 1996 between Speedway Motorsports, Inc., as buyer, and Sears Point Raceway.

         99.2 Master Ground Lease dated November 18, 1996 by and between Brenda Raceway Corporation and Speedway Motorsports, Inc.

         99.3          Deed of Trust, Security Agreement
                       and Fixture Filing with Assignment
                       of Rents and Agreements dated as of
                       November 18, 1996 by Brenda Raceway
                       Corporation to First American Title
                       Insurance Company for the benefit of
                       Sonoma Funding Corporation.

         99.4 Promissory Note secured by Deed of Trust dated November 18, 1996 by Brenda Raceway Corporation in favor of Sonoma Funding Corporation.

         99.5          Press Release dated November 13, 1996.

         99.6          Press Release dated November 20, 1996.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SPEEDWAY MOTORSPORTS, INC.



Date: December 3, 1996                  By:     /s/ William R. Brooks
                                            -------------------------
                                                 William R. Brooks
                                                 Vice President, Chief Financial
                                                 Officer, Treasurer and Director


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